UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2005

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-9028	95-3997619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Newport Center Drive, Suite 1150, Newport Beach, California 92660-6429

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 718-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 6, 2005, Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with various controlled affiliates of Senior Residential Care, Inc. as set forth on Schedule 1 thereto (collectively, the “Sellers”), whereby the Company agreed to purchase from the Sellers 13 skilled nursing facilities and one assisted living facility, and other related assets (collectively, the “Acquired Assets”), and to retain certain liabilities related thereto. The purchase price for the Acquired Assets will be $171,000,000, subject to certain adjustments. As part of the transaction, the parties have also entered into a triple-net master lease agreement under which the Sellers will lease the acquired facilities back from the Company.

The transactions contemplated by the Agreement are expected to close in December 2005 subject to customary closing conditions and lender approvals, including completion by the U.S. Department of Housing and Urban Development of its processing of the assumption by the Company of about $100 million of secured debt. Furthermore, the Agreement may be terminated prior to the closing in certain circumstances.

The foregoing summary is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K. Additionally, the Company’s press release announcing the execution of the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated as of October 6, 2005, by and among the Company and those entities listed on Schedule 1 thereto. All schedules to this Exhibit, other than Schedule 1, have been omitted in accordance with 17 CFR §229.601(b)(2). The Company agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

99.1	Company Press Release dated October 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.

Date: October 7, 2005	By:	/s/ Abdo H. Khoury
	Name:	Abdo H. Khoury
	Title:	Senior Vice President, Chief Financial and Portfolio Officer